CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,500,000	$341.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated December 3, 2012 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,500,000 Buffered SuperTrack Notes due December 7, 2017 Linked to the Performance of Silver Global Medium-Term Notes, Series A, No. C-479

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 3, 2012

Issue Date:	December 6, 2012

Final Valuation Date:	December 4, 2017*

Maturity Date:	December 7, 2017**

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	Silver (“Silver”), as described under “Settlement Price” herein.

Maximum Return:	80.00%

Participation Rate:	200%

Initial Level:	3,342.00 US cents/troy ounce, Settlement Price of the Reference Asset on the Initial Valuation Date.

Final Level:	The Settlement Price of the Reference Asset on the Final Valuation Date.

Payment at Maturity:

If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount, (ii) the Participation Rate and (iii) the Reference Asset Return, subject to the Maximum Return:

$1,000 + [$1,000 × Participation Rate × Reference Asset Return]

If the Reference Asset Return is less than or equal to 0.00% and equal to or greater than -20.00%, you will receive (subject to our credit risk) the principal amount of your Notes; and

If the Reference Asset Return is less than -20.00%, you will receive (subject to our credit risk) a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the Reference Asset Return plus 20%, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return + 20%)]

If the Reference Asset declines by more than 20.00% from the Initial Level to the Final Level, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. You may lose up to 80.00% of your principal. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Buffer Percentage:	20%

Settlement Price:	The Settlement Price of the Reference Asset on any day will be such day’s Silver fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” that displays prices effective on that date. The Bloomberg Ticker for indicative purposes only is “SLVRLN Index.”

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TLA3 and US06741TLA33

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.75%	98.25%
Total	$2,500,000	$43,750	$2,456,250

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Reference Asset Returns?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000 with the Initial Level of 3,342.00 US cents/troy ounce, the Participation Rate of 200% and the Maximum Return of 80.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)	Total Note Return on the Notes
6684.00	100.00%	$1,800.00	80.00%
6349.80	90.00%	$1,800.00	80.00%
6015.60	80.00%	$1,800.00	80.00%
5681.40	70.00%	$1,800.00	80.00%
5347.20	60.00%	$1,800.00	80.00%
5013.00	50.00%	$1,800.00	80.00%
4678.80	40.00%	$1,800.00	80.00%
4344.60	30.00%	$1,600.00	60.00%
4010.40	20.00%	$1,400.00	40.00%
3684.56	10.25%	$1,205.00	20.50%
3676.20	10.00%	$1,200.00	20.00%
3509.10	5.00%	$1,100.00	10.00%
3342.00	0.00%	$1,000.00	0.00%
3174.90	-5.00%	$1,000.00	0.00%
3007.80	-10.00%	$1,000.00	0.00%
2840.70	-15.00%	$1,000.00	0.00%
2673.60	-20.00%	$1,000.00	0.00%
2339.40	-30.00%	$900.00	-10.00%
2005.20	-40.00%	$800.00	-20.00%
1671.00	-50.00%	$700.00	-30.00%
1336.80	-60.00%	$600.00	-40.00%
1002.60	-70.00%	$500.00	-50.00%
668.40	-80.00%	$400.00	-60.00%
334.20	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Reference Asset increases from an Initial Level of 3342.00 to a Final Level of 3509.10.

Because the Final Level of 3509.10 is greater than the Initial Level of 3342.00 and the Reference Asset Return of 5% multiplied by the participation rate of 200% does not exceed the maximum return, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × 5.00% × 200%) = $1,100.00

The total return on the Notes is 10.00%.

Example 2: The price of the Reference Asset increases from an Initial Level of 3342.00 to a Final Level of 5013.00.

Because the Final Level of 5013.00 is greater than the Initial Level of 3342.00 and the Reference Asset Return of 50% multiplied by the participation rate of 200% exceeds the maximum return, the investor receives a payment at maturity of $1,800.00 per $1,000 principal amount Note, the maximum payment on the Notes.

The total return on the Notes is 80.00%.

Example 3: The price of the Reference Asset decreases from an Initial Level of 3342.00 to a Final Level of 3174.90.

Because the Final Level of 3174.90 has declined from the Initial Level of 3342.00 and the Reference Asset Return of -5% is not less than -20%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the Notes is 0.00%.

Example 4: The price of the Reference Asset decreases from an Initial Level of 3342.00 to a Final Level of 2339.40.

Because the Final Level of 2339.40 has declined from the Initial Level of 3342.00 by -30% (which is a decline that is greater than -20%), the investor will receive a payment at maturity of $900 per $1,000 principal amount Note.

$1,000 + [$1,000 × (-30.00% + 20.00%)] = $900.00

The total return on the Notes is -10.00%.

Example 5: The price of the Reference Asset decreases from an Initial Level of 3342.00 to a Final Level of 668.40.

Because the Final Level of 668.40 has declined from the Initial Level of 3342.00 by -80% (which is a decline that is greater than -20%), the investor will receive a payment at maturity of $400.00 per $1,000 principal amount Note.

$1,000 + [$1,000 × (-80.00% + 20.00%)] = $400.00

The total return on investment of the Notes is -60.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of market disruption events that may affect the reference asset, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”.

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation.”

•

Appreciation Potential—If the Reference Asset Return is positive, the payment at maturity of the Notes (subject to our credit risk) will provide you with a return on the Notes equal to the Reference Asset Return multiplied by the Participation Rate, up to the Maximum Return. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection (Subject to Our Credit Risk) Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Level of the Index declines from the Initial Level of the Reference Asset. If the Final Level declines from the Initial Level by more than 20.00%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks described above, you should consider the following:

•

The Notes Might Not Pay More Than the Principal Amount—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative, whether the Reference Asset Return times the Participation Rate exceeds the Maximum Return and whether the Reference Asset Return falls below -20.00%. If the Reference Asset Return falls below -20.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. You may lose up to 80.00% of your principal.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Reference Asset Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Reference Asset at Any Time Other than the Final Level on the Final Valuation Date—The Final Level of the Reference Asset will be based solely on the Settlement Price on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Reference Asset prior to such drop. Although the level of the Reference Asset on the Maturity Date or at other times during the life of your Notes may be higher than the Final Level of the Reference Asset on the Final Valuation Date, you will not benefit from any increases in the level of the Reference Asset other than the increase, if any, in the level of the Reference Asset from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Final Level is greater than the Initial Level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return multiplied by the principal amount, subject to the creditworthiness of the issuer.

•	No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Reference Asset at Any Time Other than the Final Level on the Final Valuation Date as Compared to the Initial Level on the Initial Valuation Date—The Final Level of the Reference Asset will be based solely on the Settlement Price on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Reference Asset fell precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes (subject to our credit risk) may be significantly less than it would otherwise have been had such payment been linked to the level of the Reference Asset prior to such drop.

•

Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the prices of commodities underlying the Reference Asset; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Holding the Notes is not the Same as Owning Silver, Futures Contracts for Silver or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased Silver, futures contracts for Silver or exchange-traded or over-the-counter instruments based on the price of Silver. You will not have any rights that holders of such assets or instruments have.

•

Prices of Commodities are Highly Volatile and May Change Unpredictably—Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Reference Asset and as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Reference Asset and, as a result, the market value of the Notes.

•

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the Reference Asset, therefore, the value of the Notes.

Settlement Price

The Settlement Price of the Reference Asset on any day will be such day’s Silver fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” that displays prices effective on that date. The Bloomberg Ticker for indicative purposes only is “SLVRLN Index.”

Historical Information

The following graph sets forth the historical performance of the Reference Asset based on the daily Settlement Price from January 1, 2002 through December 3, 2012. The Settlement Price on the Initial Valuation Date is 3,342 US cents/troy ounce.

We obtained the Settlement Prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to Settlement Price on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.